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                                                                   EXHIBIT 99.3

[LETTERHEAD]

FOR IMMEDIATE RELEASE                   Contact: C. Eugene Hutcheson
                                        Chairman of the Board
                                        United Dynamatics, Inc.
                                        (610)363-8237
                                        or
                                        Robert M. Bernstein
                                        President and Director
                                        Blue Jay Enterprises, Inc.
                                        (310)208-5589
                                        or
                                        Brian Edwards, Angela Klinske
                                        Seyferth & Associates, Inc.
                                        (616)776-3511

          KENOSHA MAKER OF ELECTRIC MOTORS, DYNAMOMETERS TO GO PUBLIC
                    IN TRANSACTION WITH LOS ANGELES COMPANY

        EXTON, Pennsylvania, May 20, 1996 -- Blue Jay Enterprises, Inc. (Blue
Jay) (OTC: BJEC), a Delaware corporation based in Los Angeles, today announced it has executed a definitive agreement to acquire Kenosha, Wisc.-based United Dynamatics, Inc. and assets of a related company, in exchange for issuance to United Dynamatics stockholders of newly issued stock that will equal approximately 90 percent of Blue Jay's outstanding common stock.

        The transaction is contingent on the satisfaction of certain conditions, and the closing is expected to occur within the next two months.

        The Company said that following the closing, it will change its name to UNIDYNE Corporation, with headquarters in Exton, Penn.

                                     -more-

UNIDYNE/page 2

        The Company announced that a new board of directors, consisting of United Dynamatics' executive management and directors, will be installed at the closing. Future directors and the offices they will occupy are C. Eugene Hutcheson, chairman and chief executive officer of UNIDYNE; Laurence M. Wilson, president and chief operating officer of UNIDYNE; Charlotte E. Doremus, chief administrative officer and secretary of UNIDYNE; David M. Barrett, Esq., senior partner in the Washington, D.C.-based law firm of Barrett & Schuler; and Dr. Frank B. Holze, president of Holze International Investment, a Monaco-based investment consulting firm.

        "We look forward to making the transition from privately owned to publicly held," Hutcheson said. "The flexibility of being a public company will provide us with a number of options as we pursue enhanced market share for our existing products, as well as entry into new markets such as the vehicle emission testing business."

        United Dynamatics, through its wholly owned subsidiary Dynamatic Corporation, manufactures specialized electric motors and variable speed drives and controls utilizing the Eddy Current Drive (ECD) operating principal to control motor speed. The variable speed drives are used in a variety of products, including conveyors, stamping presses, pumps and special process equipment.

        Dynamatic Corporation also manufactures engine dynamometers and transmission dynamometers for a variety of large industrial customers, primarily in the automotive and heavy equipment industries.

        The Company employs approximately 125 persons at facilities in Kenosha, Wisc. and Exton, Penn., and the Kenosha operation and management will continue unchanged following the transaction.

                                     -more-
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UNIDYNE/page 3

        Dynamatic Corporation, which has been in operation for 65 years, was founded in Kenosha by two brothers, Tony and Martin Winther. The Company's initial product was an Eddy Current coupling system installed on Pullman railroad cars to keep the railcar's air-conditioning systems running at a constant speed.

        The Company was later acquired by Eaton Corporation, and the assets of the Kenosha manufacturing operation were acquired by the current stockholders in September 1995.

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